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                                                                  Exhibit 99.2







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                                 LIQUENT, INC.,

                            INFORMATION HOLDINGS INC.

                                       and

                             FLUID ACQUISITION CORP.

                         ------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         ------------------------------







                         ------------------------------

                          Dated as of November 13, 2001

                         ------------------------------








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                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

ARTICLE I.

             THE TENDER OFFER..................................................2
         SECTION 1.1.   The Offer..............................................2
         SECTION 1.2.   Company Action.........................................3
         SECTION 1.3.   Directors..............................................4

ARTICLE II.

             THE MERGER........................................................5
         SECTION 2.1.   The Merger.............................................5
         SECTION 2.2.   Effective Time.........................................6
         SECTION 2.3.   Effect of the Merger...................................6
         SECTION 2.4.   Subsequent Actions.....................................6
         SECTION 2.5.   Certificate of Incorporation; By-Laws;
                          Directors and Officers...............................6
         SECTION 2.6.   Conversion of Securities...............................7
         SECTION 2.7.   Dissenting Shares......................................7
         SECTION 2.8.   Surrender of Shares; Stock Transfer Books..............8
         SECTION 2.9.   Stock Plans............................................9

ARTICLE III.

             REPRESENTATIONS AND WARRANTIES OF THE PARENT AND PURCHASER.......10
         SECTION 3.1.   Corporate Organization................................10
         SECTION 3.2.   Authority Relative to this Agreement..................10
         SECTION 3.3.   No Conflict; Required Filings and Consents............10
         SECTION 3.4.   Financing Arrangements................................11
         SECTION 3.5.   No Prior Activities...................................11
         SECTION 3.6.   Brokers...............................................11
         SECTION 3.7.   Offer Documents; Proxy Statement......................11

ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................12
         SECTION 4.1.   Organization and Qualification; Subsidiaries..........12
         SECTION 4.2.   Capitalization........................................12
         SECTION 4.3.   Authority Relative to this Agreement..................14
         SECTION 4.4.   No Conflict; Required Filings and Consents............14
         SECTION 4.5.   SEC Filings; Financial Statements.....................14
         SECTION 4.6.   Absence of Certain Changes or Events..................15
         SECTION 4.7.   Litigation............................................16


                                      (i)
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         SECTION 4.8.   Employee Benefit Plans................................16
         SECTION 4.9.   Properties............................................19
         SECTION 4.10.  Intellectual Property.................................20
         SECTION 4.11.  Insurance.............................................21
         SECTION 4.12.  Environmental.........................................22
         SECTION 4.13.  Governmental Authorizations and Regulations...........23
         SECTION 4.14.  Material Contracts....................................24
         SECTION 4.15.  Conduct of Business...................................25
         SECTION 4.16.  Taxes.................................................25
         SECTION 4.17.  Labor Relations.......................................27
         SECTION 4.18.  Transactions with Affiliates..........................28
         SECTION 4.19.  Offer Documents; Proxy Statement......................28
         SECTION 4.20.  Brokers...............................................29
         SECTION 4.21.  Control Share Acquisition.............................29

ARTICLE V.

             CONDUCT OF BUSINESS PENDING THE MERGER...........................29
         SECTION 5.1.   Conduct of Business by the Company Pending
                          the Closing.........................................29
         SECTION 5.2.   No Solicitation.......................................31

ARTICLE VI.

             ADDITIONAL AGREEMENTS............................................34
         SECTION 6.1.   Proxy Statement.......................................34
         SECTION 6.2.   Meeting of Stockholders of the Company................34
         SECTION 6.3.   Compliance with Law...................................35
         SECTION 6.4.   Notification of Certain Matters.......................35
         SECTION 6.5.   Access to Information.................................35
         SECTION 6.6.   Public Announcements..................................35
         SECTION 6.7.   Reasonable Best Efforts; Cooperation..................35
         SECTION 6.8.   Agreement to Defend and Indemnify.....................36
         SECTION 6.9.   State Takeover Laws...................................37
         SECTION 6.10.  Employee Matters......................................37
         SECTION 6.11.  Parent Undertaking....................................37

ARTICLE VII.

             CONDITIONS OF MERGER.............................................38
         SECTION 7.1.   Conditions for Each Party's Obligations to Effect
                          the Merger..........................................38
         SECTION 7.2.   Conditions for Obligations of Parent and Purchaser....38

ARTICLE VIII.

             TERMINATION, AMENDMENT AND WAIVER................................39
         SECTION 8.1.   Termination...........................................39
         SECTION 8.2.   Effect ofTermination..................................41


                                      (ii)
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ARTICLE IX.

             GENERAL PROVISIONS...............................................41
         SECTION 9.1.   Non-Survival of Representations, Warranties and
                          Agreements..........................................41
         SECTION 9.2.   Notices...............................................41
         SECTION 9.3.   Expenses..............................................42
         SECTION 9.4.   Certain Definitions...................................42
         SECTION 9.5.   Headings..............................................43
         SECTION 9.6.   Severability..........................................43
         SECTION 9.7.   Entire Agreement; No Third-Party Beneficiaries........43
         SECTION 9.8.   Assignment............................................43
         SECTION 9.9.   Governing Law.........................................43
         SECTION 9.10.  Amendment.............................................43
         SECTION 9.11.  Waiver................................................44
         SECTION 9.12.  Counterparts..........................................44











                                     (iii)
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                          AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER, dated as of November 13, 2001 (the "Agreement"), among Liquent, Inc., a Delaware corporation (the "Company"), Information Holding Inc., a Delaware corporation ("Parent"), and Fluid Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:
                               - - - - - - - - - -

       WHEREAS, the Boards of Directors of the Company and Purchaser have each determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

       WHEREAS, in furtherance thereof, it is proposed that Purchaser will make a cash tender offer (the "Offer") to acquire all shares (the "Shares") of the issued and outstanding common stock, $.001 par value, of the Company (the "Company Common Stock") for $2.27 per share of Company Common Stock or such higher price as may be paid in the Offer (the "Per Share Amount"), net to the seller in cash; and

       WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company, Purchaser and Parent have each approved the merger of Purchaser with and into the Company (the "Merger") following the Offer in accordance with the Delaware General Corporation Law (the "Delaware Code") and upon the terms and subject to the conditions set forth herein; and

       WHEREAS, as an inducement and a condition to Parent's and Purchaser's entering into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a Stockholders Agreement with Parent and Purchaser (the "Stockholders Agreement"), pursuant to which each such stockholder has, among other things, agreed to tender its Shares in the Offer, granted to Parent a proxy with respect to the voting of such Shares and granted to Parent an option to purchase such Shares, in each case upon the terms and subject to the conditions set forth in the Stockholders Agreement; and

       WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved this Agreement and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has recommended that the holders of such Shares accept the Offer and approve this Agreement and the transactions contemplated hereby.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

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                                   ARTICLE I.

                                THE TENDER OFFER

       SECTION 1.1. THE OFFER.

       (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, Purchaser or a direct or indirect subsidiary of Parent as designated by Parent shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) the Offer as promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten business days after the public announcement of the execution of this Agreement. The obligation of Purchaser to accept for payment any Shares tendered shall be subject to the satisfaction of those conditions set forth in Annex I. Parent expressly reserves the right from time to time, subject to Sections 1(b) and 1(d) hereof, to waive any such condition, to increase the Per Share Amount, or to make any other changes in the terms and conditions of the Offer. The Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by the seller. The Company agrees that no Shares held by the Company or any of its Subsidiaries (as hereinafter defined) will be tendered pursuant to the Offer.

       (b) Without the prior written consent of the Company, Parent shall not
(i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, Purchaser will, and Parent will cause it to, accept for payment and purchase, as soon as permitted after expiration of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

       (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer that will comply in all material respects with the provisions of such Schedule TO and all applicable federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and other ancillary Offer documents pursuant to which the Offer will be made (which documents, together with any supplements or amendments thereto, are referred to collectively herein as the "Offer Documents"). Parent and Purchaser agree promptly to correct the Schedule TO or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect (and the Company, with respect to written information supplied by it specifically for use in the Schedule TO or the Offer Documents, shall promptly notify Parent of any required corrections of such information and shall cooperate with Parent and Purchaser with respect to correcting such information) and to supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become

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necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC. In addition, Parent and Purchaser agree to use reasonable efforts to provide the Company and its counsel with any comments, whether written or oral, that Parent or Purchaser or either of their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO promptly after receipt of such comments and to consult with the Company and its counsel prior to responding to such comments.

       (d) The Offer to Purchase shall provide for an initial expiration date of 20 business days (as defined in Rule 14d-1 under the Exchange Act) from the date of commencement. Purchaser agrees that it shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived. If at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived, Purchaser may, from time to time extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Parent becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules and regulations of the SEC in connection with an increase in the consideration to be paid pursuant to the Offer and (ii) extend the expiration date of the Offer (as it may be extended) for up to ten business days, if on such expiration date the conditions for the Offer described on Annex I hereto shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn represents less than ninety percent (90%) of the then issued and outstanding Shares on a fully diluted basis. If any of the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, Purchaser shall extend the Offer, if such condition or conditions could reasonably be expected to be satisfied, from time to time until the earlier of
(i) the date such conditions are satisfied or waived and (ii) the 60th day after the commencement of the Offer.

       SECTION 1.2. COMPANY ACTION.


       (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors, at a meeting duly called and held on November 13, 2001, at which all of the Directors were present, unanimously: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer, the Merger and Parent's acquisition of Shares pursuant to the Stockholders Agreement; (ii) recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger; (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company; and (iv) took all action necessary to render the limitations on business combinations contained in
Section 203 of the Delaware Code inapplicable to this Agreement, the Stockholders Agreement and the

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transactions contemplated hereby and thereby. The Company further represents and warrants that Alliant Partners ("Alliant"), as financial advisor to the Board of Directors, delivered to the Board of Directors a written opinion, dated as of November 13, 2001, to the effect that the Per Share Amount to be received by the stockholders (other than Parent and Purchaser) of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

       (b) The Company hereby agrees to file with the SEC, as promptly as practicable after the filing by Parent and Purchaser of the Schedule TO with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that (i) will comply in all material respects with the provisions of all applicable federal securities laws and (ii) will include the opinion of Alliant referred to in Section 1.2(a) hereof. The Company agrees to mail such Schedule 14D-9 to the stockholders of the Company along with the Offer Documents. The Schedule 14D-9 and the Offer Documents shall contain the recommendation of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the
Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.

       (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Parent with mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owners lists and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents reasonably necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information held in such labels and listings, shall use such information solely in connection with the Offer and the Merger, and if this Agreement is terminated or if the Offer is otherwise terminated, shall promptly destroy or cause to be destroyed or deliver or cause to be delivered to the Company all copies of such information then in their possession or in the possession of their agents or representatives.

       SECTION 1.3. DIRECTORS. Promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent shall be entitled to designate such number of directors, rounded up to the next

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whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding. At each such time, the Company will also cause (i) each committee of the Board of Directors,
(ii) if requested by Parent, the board of directors of each of the Subsidiaries and (iii) if requested by Parent, each committee of such board to include persons designated by Parent constituting the same percentage of each such committee or board as Parent's designees constitute on the Board of Directors. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors in accordance with the terms of this Section
1.3 and shall cause Parent's designees to be so elected; PROVIDED, HOWEVER, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.2 hereof) the Board of Directors shall have at least one director who is a director on the date hereof and who is not an officer of the Company and is not a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "Independent Directors"); PROVIDED, FURTHER, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent, and such person shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to
(i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

                                  ARTICLE II.

                                   THE MERGER

       SECTION 2.1. THE MERGER. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the Delaware Code,

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Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

       SECTION 2.2. EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in accordance with Section 251 of the Delaware Code, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Code (the time of such filing being the "Effective Time").

       SECTION 2.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

       SECTION 2.4. SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

       SECTION 2.5. CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND
OFFICERS.

       (a) Unless otherwise determined by Parent before the Effective Time, at the Effective Time the Certificate of Incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

       (b) The By-Laws of Purchaser, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

       (c) The directors of Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

       SECTION 2.6. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

       (a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Shares (as defined in Section 2.7(a)) shall be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share. Each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount, without interest, upon the surrender of such certificate in accordance with Section 2.8 hereof.

       (b) Each share of Company Common Stock held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

       (c) Each share of common stock, $.00l par value, of Purchaser issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, $.00l par value, of the Surviving Corporation.

       SECTION 2.7. DISSENTING SHARES.

       (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who has delivered to the Company, prior to the vote of stockholders, if any, required by Section 6.2 hereof, a written notice in accordance with Section 262 of the Delaware Code of such stockholder's intent to demand payment for such stockholder's Shares if the Merger is effected and who shall have not voted such Shares in favor of the approval and adoption of this Agreement (collectively, the "Dissenting Shares") shall not be converted into the right to receive cash pursuant to Section 2.6, but the holders of such Dissenting Shares shall be entitled to payment of the fair value of such dissenting shares in accordance with the provisions of Section 262 of the Delaware Code; PROVIDED, HOWEVER, that if such stockholder shall waive such stockholder's right to demand and obtain payment under Section 262 of the Delaware Code or a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by said section, then the right of such holder of Dissenting Shares to be paid the fair value of such stockholders Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive cash pursuant to Section 2.6(a) hereof, without any interest thereon, upon surrender of the certificate or certificates representing such Shares.

       (b) The Company shall give Parent (i) prompt notice of any notice or other instruments received by the Company pursuant to Section 262 of the Delaware Code and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

       (c) Dissenting Shares, if any, shall be canceled after payments of fair value in respect thereto have been made to dissenting stockholders of the Company pursuant to the Delaware Code.

       SECTION 2.8. SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

       (a) Before the Effective Time, the Company shall designate a bank or trust company to act as agent for the holders of Shares (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 2.6. Parent shall, from time to time, deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Shares funds in amounts and at times necessary for the payments under Section 2.8(b) to which such holders shall be entitled at the Effective Time pursuant to Section 2.6. Such funds shall be invested by the Exchange Agent as directed by Parent. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

       (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 2.6(a) may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Purchaser agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of certificates representing the Shares, Parent shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares and certificates representing Shares held by Parent or in the treasury of the Company) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

       (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable.

       (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.6(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

       (e) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares held by Parent or in the treasury of the Company) may surrender such certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the aggregate Per Share Amount relating thereto, without any interest or dividends thereon.

       (f) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable Federal back-up withholding or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder.

       SECTION 2.9. STOCK PLANS.

       (a) The Company shall take all actions necessary to provide that, upon consummation of the Merger, (i) each then outstanding option to purchase shares of Company Common Stock granted under any of the Company's stock option plans referred to in Section 4.2, each as amended (collectively, the "Option Plans), and any and all other outstanding options, stock warrants and stock rights, whether or not granted pursuant to such Option Plans, whether or not then exercisable or vested (the "Options"), shall be canceled and shall be of no further force or effect; PROVIDED, HOWEVER, that with respect to any Options as to which the Per Share Amount exceeds the applicable per share exercise price, Parent shall promptly following the Effective Time pay (or cause to be paid) to the holders of such Options an amount in cash equal to, with respect to each such Option, the product of (1) the amount by which (x) the Per Share Amount exceeds (y) the applicable per share exercise price, and (2) the number of shares subject to the Option at the time of such cancellation. Such amount shall be subject to reduction by applicable tax withholding.

       (b) Except as provided herein or as otherwise agreed to by the parties, the Company shall cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be terminated as of the Effective Time.

       (c) Except as set forth in Schedule 2.9(c), the Company represents and warrants that all the Option Plans provide that the Company can take the actions described in this Section 2.9 without obtaining the consent of any holders of Options.

                                  ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF THE
                              PARENT AND PURCHASER

      Parent and Purchaser represent and warrant to the Company as follows:

       SECTION 3.1. CORPORATE ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

       SECTION 3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Parent and Purchaser have the necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

       SECTION 3.3. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

       (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not,
(i) assuming that all waivers, consents, approvals or authorizations described in Section 3.3(b) have been obtained and that all notifications and filings described in Section 3.3(b) have been made, conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or Purchaser or by which any of their property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-Laws or other organizational documents of either Parent or Purchaser, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Purchaser pursuant to, any contract, instrument, permit, license or franchise to which Parent or Purchaser is a party or by which Parent or Purchaser or any of its property is bound or affected.

       (b) Except for (i) applicable requirements, if any, of the Exchange Act and (ii) the filing and recordation of appropriate merger documents as required by the Delaware Code, neither Parent nor Purchaser is required to submit any notice, report or other filing with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in
Schedule 3.3, no waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by either Parent or Purchaser in connection with its execution, delivery or performance of this Agreement.

       SECTION 3.4. FINANCING ARRANGEMENTS. Parent and/or Purchaser have available funds sufficient in amount to consummate the Offer and the Merger and the respective transactions contemplated thereby, and to pay related fees and expenses.

       SECTION 3.5. NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

       SECTION 3.6. BROKERS. No broker, finder or investment banker (other than Wachovia Securities) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

       SECTION 3.7. OFFER DOCUMENTS; PROXY STATEMENT. None of the information supplied by Parent, its officers, directors, representatives, agents or employees (the "Parent Information"), for inclusion in the Proxy Statement (as defined in Section 4.18), or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting (as defined in Section 4.18) or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. Neither the Offer Documents nor any amendments thereof or supplements thereto will, at any time the Offer Documents or any such amendments or supplements are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Offer Documents and any amendments or supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to Parent and Purchaser as follows:

       SECTION 4.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (A) Each of the Company and its Subsidiaries (defined below in Section 4.1(d)) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company or any of the Subsidiaries that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities of the Company and the Subsidiaries, taken as a whole; provided, that a Material Adverse Effect shall not include any adverse effect or change
(I) in the economy or financial markets in general or (II) resulting from the announcement or pendency of this Agreement or the transactions contemplated hereby.

       (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary, the jurisdictions in which each Subsidiary is licensed or qualified to do business and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary, is set forth in
Schedule 4.1 hereto.

       (c) For purposes of this Agreement, "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) in the case of partnerships, serves as a general partner, or (iii) in the case of a limited liability company, serves as managing member or owns a majority of the equity interests or
(iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

       SECTION 4.2. CAPITALIZATION. (A) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock and (ii) 6,000,000 shares of preferred stock, $.001 par value per share (the "Company Preferred Stock"). As of the date hereof, (A) 17,988,695 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) no shares of Company Preferred Stock were issued and outstanding,
(C) 10,380,170 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1995 Stock Incentive Plan and (D) 350,000 shares of

Company Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan. Except as set forth in Schedule 4.2(a) or in this Section 4.2(a): (x) there are no other options, calls, warrants or rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock of or other equity interests in the Company or any of the Subsidiaries; (y) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote; and
(z) except as set forth in Schedule 4.2(a), there are no stockholders agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors. Except as set forth in Schedule 4.2(a), there are no programs in place or outstanding contractual obligations of the Company or any of the Subsidiaries (1) to repurchase, redeem otherwise acquire any shares of capital stock of the Company or (2) to vote or to dispose of any shares of the capital stock of any of the Subsidiaries.

       (b) All the outstanding capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and, except as set forth in Schedule 4.1, is owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls, warrants or other rights, agreements arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests or securities of any Subsidiary. Except for the Subsidiaries and except as set forth in Schedule 4.2(b), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.2(b), neither the Company nor any Subsidiary is under any current or prospective obligation to make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership, joint venture or the business association or entity.

       SECTION 4.3. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the Delaware Code. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

       SECTION 4.4. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

       (a) Except as set forth in Schedule 4.4 hereto, the execution and delivery of this Agreement by the Company does not, and the performance of such agreement by the Company will not, (i) assuming that all waivers, consents, approvals or authorizations described in Section 4.4(b) have been obtained and that all notifications and filings described in Section 4.4(b) have been made, conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected, (ii) violate or conflict with the Second Amended and Restated Certificate of Incorporation (the "Company Charter") of the Company or the Second Amended and Restated Bylaws (the "Company By-Laws") of the Company or equivalent organizational documents of any Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under or, result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any Scheduled Contract (as defined in Section 4.14).

       (b) Except for (i) applicable requirements, if any, of the Exchange Act and (ii) the filing and recordation of appropriate merger or other documents as required by the Delaware Code, the Company and each of the Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

       SECTION 4.5. SEC FILINGS; FINANCIAL STATEMENTS.

       (a) The Company has filed all forms, reports and documents (including all exhibits thereto) required to be filed with the SEC since June 16, 1999, and has heretofore delivered to Parent, in the form filed with the SEC, its (i) Annual Report on Form 10-K for the fiscal year ended March 31, 2001, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 16, 1999 and (iv) all other reports or registration statements filed by the Company with the SEC since June 16, 1999 (collectively, the "SEC Reports"). Except as set forth in Schedule 4.5, the SEC Reports (i) at the time filed complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

       (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not material in amount).

       (c) Except as (i) set forth in Schedule 4.5(c) or (ii) disclosed in any SEC Report filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Reports filed and publicly available prior to the date of this Agreement, the Company and the Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise).

       SECTION 4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as expressly permitted by this Agreement or as set forth in SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 4.6 hereto, since March 31, 2001 the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

       (a) any Material Adverse Effect;

       (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of its Subsidiaries having a Material Adverse Effect;

       (c) any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans;

       (d) any change by the Company in accounting methods, principles or practices;

       (e) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

       (f) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, other than commitments or transactions entered into in the ordinary course of business consistent with past practice;

       (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards) stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

       (h) any entry by the Company or any Subsidiary into any employment, consulting, severance, termination or indemnification agreement with any director, officer or key employee of the Company or any Subsidiary;

       (i) (i) any settlement or compromise by the Company or any Subsidiary of any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $100,000 or (ii) any payment, discharge or satisfaction by the Company or any Subsidiary of any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business and consistent with past practice or (B) with respect to any other such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; or

       (j) any agreement, in writing or otherwise, by the Company or any Subsidiary to take any of the actions described in this Section 4.6, except as expressly contemplated by this Agreement.

       SECTION 4.7. LITIGATION. Except as disclosed in Schedule 4.7 hereto, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any Governmental Entity or arbitrator which are reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree.

       SECTION 4.8. EMPLOYEE BENEFIT PLANS.

       (a) (i) Schedule 4.8(a) sets forth a list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a "Company ERISA Affiliate") or to which the Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former employees of the Company, any Subsidiary or Company ERISA Affiliate (the "Company Employee Benefit Plans").

              (ii) Schedule 4.8(a)(ii) sets forth, with respect to each Option that is outstanding under the Option Plans as of the date hereof, the name of the holder of such Option, the number of shares of Company Common Stock subject to such Option and the exercise price per share of such Option.

              (iii) The representations set forth in subsections (b) through (h) below apply to the Company Employee Benefit Plans maintained for employees resident in the United States.

       (b) Except as set forth in Schedule 4.8(b), none of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (the "Company Multiemployer Plan"). Neither the Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan.

       (c) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Except as set forth in Schedule 4.8(c), neither the Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

       (d) Except as set forth in Schedule 4.8(d), each Company Employee Benefit Plan that is intended to qualify under Section 401 of Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

       (e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee

Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof.

       (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

       (g) None of the Company, the Subsidiaries, the officers of the Company or any of the Subsidiaries or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of the Subsidiaries or any officer of the Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

       (h) Except as set forth in Schedule 4.8(h), neither the Company nor any of the Subsidiaries is a party to any contract, agreement or other arrangement which is expected to result in the payment of amounts that are nondeductible by reason of Section 162(m) or Section 280G of the Code.

       (i) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to Parent by the Company: (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and (iii) summary plan descriptions.

       (j) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

       (k) Except as set forth in Schedule 4.8(k), all Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively (including rules and regulations thereunder), and other applicable federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included.

       (l) All Company Employee Benefit plans maintained for employees resident outside the United States are in compliance in material respect with all applicable laws and have been operated in material respects in accordance with the plans' respective terms.

       SECTION 4.9. PROPERTIES.

       (a) The Company and each of the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all liens and other encumbrances except for (i) any lien or other encumbrance for taxes, assessments and other governmental charges incurred in the ordinary course of business which are not yet due and payable, (ii) any lien or other encumbrance that does not materially detract from the value of, or interfere with the use of, the property subject thereto or affected thereby,
(iii) as to leaseholds, interests of the lessors thereof and (iv) liens set forth on Schedule 4.9. All tangible personal property, fixtures and equipment which comprise the assets of the Company and the Subsidiaries, or are otherwise used in connection with its respective businesses, are in a good state of repair sufficient for normal operation (ordinary wear and tear excepted) and operating condition.

       (b) Schedule 4.9(b) sets forth a true and complete list and description of (i) all real property and interests in real property owned in fee by the Company or any Subsidiary ("Owned Real Property") and (ii) each lease or sublease relating to Leased Real Property (as defined below) that involves annual expenditures by the Company or any Subsidiary of $50,000 or more (collectively, the "Company Material Leases").

       (c) Except as set forth in Schedule 4.9(c), there is no material violation of any law, ordinance or regulation (including, without limitation, any building, planning or zoning law, ordinance or regulation) relating to any of the real property or interests in real property leased by the Company or any Subsidiary, as lessee or lessor (the "Leased Real Property"), or relating to any of the Owned Real Property. Except as set forth in Schedule 4.9(c), neither the Company nor any Subsidiary has assigned its interest under any Company Material Lease, or subleased all or any part of the space demised thereby, to any third party.

       (d) The Company has, or has caused to be, delivered to Parent true and complete copies of the Company Material Leases and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). With respect to each of the Company Material Leases, (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect, (ii) except as otherwise set forth in
Schedule 4.9(d), such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease and (iii) neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default thereunder (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default thereunder).

       (e) All improvements on real property constructed by or on behalf of the Company or any Subsidiary, to the best knowledge of the Company, were constructed in material compliance with applicable laws, ordinances and regulations (including, but not limited to, any building or zoning laws, ordinances and regulations) affecting such Owned Real Property or Leased Real Property.

       SECTION 4.10. INTELLECTUAL PROPERTY.

       (a) Except as set forth in Schedule 4.10(a), each of the Company and its Subsidiaries owns all right, title and interest in and to, or is licensed or otherwise possesses rights to use, all trademarks, service marks, trade names, logos, and other indications of origin and all goodwill associated therewith, patents, registered designs, inventions, trade secrets, know-how, methodology, research and development, copyrights, computer software, databases and database rights, domain names and Internet Web sites and pages and all other proprietary and intellectual property rights and applications and registrations to the foregoing (collectively, the "Intellectual Property") used by the Company and the Subsidiaries in their respective businesses as currently conducted, with the exception of such Intellectual Property the absence of which would not have a Material Adverse Effect (such Intellectual Property owned by or licensed to the Company and its Subsidiaries, subject to such exception, collectively, the "Company Intellectual Property").

       (b) Schedule 4.10(b) sets forth a list of all patents, patent applications, trademark and service mark applications and registrations, copyright registrations and applications, domain names and material unregistered copyrights, trademarks and trade names owned anywhere in the world by the Company or any of the Subsidiaries (collectively, the "Owned Intellectual Property"). Except as set forth in Schedule 4.10(b), all Owned Intellectual Property is subsisting, unexpired, in proper form in all material respects, enforceable and, to the knowledge of the Company and its Subsidiaries, valid, all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid and no Owned Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration, with the exception of any such proceeding in which an unfavorable outcome would not have a Material Adverse Effect.

       (c) Schedule 4.10(c) sets forth a list of all the material licensing agreements, other than licensing agreements for off-the-shelf software, to which the Company or any of its Subsidiaries is a party relating to the ownership or use of the Company Intellectual Property. Except as set forth in Schedule 4.10(c), the Company and its Subsidiaries are in material compliance with the contractual obligations of all such agreements and neither the Company nor any Subsidiary is under any obligation to pay royalties or make other payments in connection with any such agreement, nor will any such agreement terminate in the event of a change of control of the Company or its Subsidiaries, with the exception of such agreements the absence of which would not have a Material Adverse Effect.

       (d) The Company Intellectual Property constitutes all Intellectual Property sufficient to allow the Company and its Subsidiaries to conduct, and continue to conduct, their respective businesses as currently conducted, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect, with the exception of such Intellectual Property the absence of which would not have a Material Adverse Effect.

       (e) Except as set forth in Schedule 4.10(e), or as would not have a Material Adverse Effect: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe any Intellectual Property or other proprietary right of any third party; and (ii) there is no claim, suit, action or proceeding pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any Subsidiary: (A) alleging any such infringement with any third party's Intellectual Property or other proprietary rights; or (B) challenging the Company's or any Subsidiary's ownership or use of, or the validity or enforceability of, any Company Intellectual Property, nor, to the knowledge of the Company and its Subsidiaries, is there any basis for such claim, suit, action or proceeding.

       (f) Except as set forth in Schedule 4.10(f), to the knowledge of the Company no present or former employee, officer or director of the Company or any Subsidiary, or agent or outside contractor of the Company or any Subsidiary, holds any right, title or interest, in whole or in part, in or to any Company Intellectual Property.

       (g) Except as set forth in Schedule 4.10(g), to the knowledge of the Company the Company and its Subsidiaries have obtained from all individuals who participated in any respect in the invention or authorship of any Owned Intellectual Property (as employees of the Company or any Subsidiary, as consultants, or as employees of consultants) effective waivers of any and all ownership rights of such individuals in such Owned Intellectual Property, and assignments to the Company or its Subsidiaries of all rights with respect thereto, other than with respect to copyrightable works identified by the Company and its Subsidiaries as "works made for hire" within the meaning of
Section 101 of the Copyright Act of 1976.

       (h) Except as set forth in Schedule 4.10(h), to the knowledge of the
Company: (i) none of the Company's trade secrets or confidential information has been disclosed or made available to any Person without prior thereto having obtained an enforceable agreement of confidentiality from such Person; (ii) no Company Intellectual Property has been used or appropriated to the detriment of the Company or any Subsidiary for the benefit of any Person other than the Company and its Subsidiaries; and (iii) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company or any Subsidiary.

       SECTION 4.11. INSURANCE. Schedule 4.11 sets forth a true and complete list of all insurance policies carried by, or covering the Company and the Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been provided to Parent. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of such policies.

       SECTION 4.12. ENVIRONMENTAL.

       Except as set forth in Schedule 4.12:

       (a) Except as could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, (ii) have obtained all required Environmental Permits and are in compliance with their requirements, and (iii) have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

       (b) Neither the Company nor any of the Subsidiaries has (i) to the knowledge of the Company and its Subsidiaries, placed, held, located, released, transported or disposed, or caused to be disposed or released, any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' currently or formerly owned or operated properties in a manner that could reasonably be expected to result in a material liability under an Environmental Law, (ii) any knowledge that any other party has placed, held, located, disposed or released any Hazardous Substance on, under, from or at any of the Company's or any of the Subsidiaries' currently or formerly owned or operated properties in a manner that could reasonably be expected to result in a material liability under Environmental Laws, or (iii) received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties;

       (c) To the knowledge of the Company and the Subsidiaries, no Environmental Law imposes any obligation upon the Company or the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. To the knowledge of the Company and the Subsidiaries, no lien or other encumbrance has been placed upon any of the Company's or the Subsidiaries' properties under any Environmental Law;

       (d) The Company and the Subsidiaries have provided Parent with copies of any environmental assessment, audit report, Environmental Permit or other similar studies or analyses in the possession of the Company or the Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or the Subsidiaries.

       (e) As used in this Agreement, the following terms have the meanings set forth below:

              (i) "Environmental Law" means any law, as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

              (ii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

              (iii) "Hazardous Substances" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

              (iv) This Section 4.12 shall contain the only representations and warranties relating to environmental matters, including compliance with and liability under any Environmental Laws.

       SECTION 4.13. GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Except as set forth in Schedule 4.13, the Company and each Subsidiary has complied and is currently in compliance with each, and is not in violation of any law, ordinance or governmental or regulatory rule or regulation, whether federal, state, local or foreign to which such entity's business, operations, assets or properties is subject ("Regulations"), except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in
Schedule 4.13, each of the Company and the Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the assets owned or used by the Company and such Subsidiary in the conduct of its business, free and clear of all liens, claims, charges, restrictions and encumbrances and in substantial compliance with all Regulations, other than any such Authorizations which, if not owned, held, possessed or lawfully used by the Company and each Subsidiary, would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary is in material default or noncompliance, nor has the Company or any Subsidiary received any notice of any claim of default or noncompliance, with respect to any such Authorization. Except as set forth in Schedule 4.13, there are no actions or proceedings to revoke, withdraw or suspend any license to conduct any of its businesses. This Section 4.13 does not apply to any ERISA, real property, environmental or tax matter specifically covered by Sections 4.8, 4.9, 4.12 or 4.16.

       SECTION 4.14. MATERIAL CONTRACTS.

       (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or Schedule 4.14 (collectively, the "Scheduled Contracts"), neither the Company nor any of the Subsidiaries is a party to or bound by:

              (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

              (ii) any contract or agreement for the purchase or lease (as lessee) of materials or personal property from any supplier or for the furnishing of services to the Company or any Subsidiary that involves or is likely to involve future aggregate payments by the Company or any of the Subsidiaries of $100,000 or more;

              (iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any Subsidiary of services, materials, products, supplies or other assets, owned or leased by the Company or the Subsidiaries, that involves or is likely to involve future aggregate payments to the Company or any of the Subsidiaries of $100,000 or more;

              (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any Subsidiary;

              (v) any non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, the business of the Company or the Subsidiaries may be conducted;

              (vi) any agreement with any present or former affiliates of the Company;

              (vii) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing);

              (viii) any voting or other agreement governing how any Shares shall be voted;

              (ix) any agreement with any stockholders of the Company; or

              (x) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

The foregoing contracts and agreements to which the Company or any Subsidiary are parties or are bound are collectively referred to herein as "Company Material Contracts."

       (b) Each Company Material Contract is in full force and effect and is a legal, valid and binding obligation of the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. The Company and each Subsidiary have performed, in all material respects, all obligations required to be performed by them to date under each Company Material Contract. Neither the Company nor any Subsidiary knows of, or has given or received notice of, any material violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default under) any Company Material Contract.

       (c) Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 4.14 or as expressly provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) employment, consulting or severance agreement that cannot be terminated without liability to the Company or any Subsidiary on ninety days' or less notice, (ii) agreement with any officer or other employee of the Company or any of the Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any the Subsidiaries of the nature contemplated by this Agreement, (iii) agreement with respect to any officer or other key employee of the Company or any of the Subsidiaries providing any term of employment or compensation guarantee or (iv) stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of such transactions.

       SECTION 4.15. CONDUCT OF BUSINESS. The business and operations of the Company and the Subsidiaries are not being conducted in default or violation of any term, condition or provision of (i) their respective certificate of incorporation or by-laws or similar organizational documents, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, except with respect to (ii), defaults or violations that would not have a Material Adverse Effect.

       SECTION 4.16. TAXES.

       (a) Except as set forth in Schedule 4.16(a), all Tax Returns (as defined below) for or on behalf of the Company or any Subsidiary or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate taxing authorities and were, in all material respects, true, complete and correct. No jurisdiction where the Company or any Subsidiary has not filed a Tax Return has made a claim that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction. Neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

       (b) Except as set forth in Schedule 4.16(a), the Company and each Subsidiary has paid or will have paid to the appropriate taxing authority on its behalf, within the time and in the manner prescribed by law, all material Taxes (as defined below) for which it is liable. The Company and each Subsidiary has established on its books and records adequate reserves for the payment of all Taxes for which it is liable which are not yet due and payable, and with respect to any such Taxes which have been proposed, assessed or asserted against them. There are no outstanding waivers or comparable consents that have been given by the Company or any Subsidiary or with respect to any Tax Return of the Company or any Subsidiary regarding the application of any statute of limitation with respect to any Taxes or Tax Returns of the Company or any such Subsidiary and the applicable statutes of limitation for all material Tax Returns for years through 1998 have expired.

       (c) Except as set forth in Schedule 4.16(a), the Company and each Subsidiary has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes for which it is liable (including, without limitation, withholding of such Taxes pursuant to sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws), and has, within the time and in the manner prescribed by law, withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable domestic and foreign laws.

       (d) Except as set forth in Schedule 4.16 (which shall set forth the nature of the proceeding, the type of return, the deficiencies claimed, asserted, proposed or assessed and the amount thereof, and the taxable year in question), no United States federal, state, local or foreign audits, investigations, other administrative proceedings or court proceedings are presently pending against the Company or any Subsidiary that could materially affect the liability for Taxes of the Company or any Subsidiary or against the Company or any Subsidiary with regard to any Taxes or Tax Returns of the Company or any Subsidiary and no notification has been received by the Company or any Subsidiary of the Company that such an audit, investigation or other proceeding is pending or threatened.

       (e) The Company and each Subsidiary (i) are members of an affiliated group of corporations within the meaning of section 1504(a) of the Code; and such affiliated group filed a consolidated return with respect to United States federal income taxes and (ii) neither the Company nor any Subsidiary has liability for the Taxes of any person (other than members of the affiliated group described in clause (i) of this Section 4.15(e)) under Treasury Regulations section 1.1502-6 (or a similar or corresponding provision of state, local, or foreign law);

       (f) There are no encumbrances for Taxes upon the assets or properties of the Company or any Subsidiary except for statutory encumbrances for Taxes not yet due.

       (g) Neither the Company or any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment. No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or on behalf of the Company or any

Subsidiary. No power of attorney or similar document which is currently in force has been granted by the Company or any Subsidiary with respect to any matter relating to Taxes.

       (h) Except as set forth in Schedule 4.16(h),Neither the Company nor any Subsidiary is a party to any agreement, plan, contract or arrangement that is expected to result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or similar provision or other law.

       (i) The Company and each Subsidiary have previously delivered or made available to Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings and technical advice memoranda and correspondence with applicable taxing authorities, relating to United States federal, state, local or foreign Taxes due with respect to the income or business of the Company or any Subsidiary, (ii) all Tax Returns filed with any taxing authority (or the relevant portions of any combined, consolidated, or unitary Tax Return filed in any jurisdiction of which the Company or any Subsidiary is a member, including, without limitation, information relating to the computation of taxable income) filed by or on behalf of the Company or any Subsidiary for tax years 1998 through 2000, (iii) any closing agreement, settlement agreement or similar agreement or arrangement entered into by or on behalf of the Company or any Subsidiary with any taxing authority, and (iv) any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement entered into by or on behalf of the Company or any Subsidiary.

       (j) Neither the Company nor any Subsidiary has an overall foreign loss (as defined in section 904 of the Code and allocated under Treasury Regulation section 1.1502-9) as of the taxable year ending December 31, 1999. For all prior periods for which the statute of limitations has not expired, through the Closing, the Company and each Subsidiary have not and will not take any action or engage in any transaction including, without limitation, causing the Company or any Subsidiary to incur additional liabilities and/or additional expenses (other than (i) any actions or transaction made in the ordinary course of business, or (ii) any transactions contemplated by this Agreement) that would create an overall foreign loss allocable to the Company or any Subsidiary under Treasury Regulation section 1.1502-9.

       (k) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, AD VALOREM, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign). For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, estimate, information or other document (including any documents, statements or schedules attached thereto) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

       SECTION 4.17. LABOR RELATIONS. Except as set forth in the SEC Reports filed prior to the date of this Agreement or Schedule 4.17: (i) each of the Company and the Subsidiaries is, and has at all times been, in material compliance with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law; (ii) there is no labor grievance, arbitration, strike, slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union; (iv) there are no proceedings pending between the Company and any of the Subsidiaries or any of their respective employees before any federal or state agency; and (v) to the best knowledge of the Company, there are no activities or proceedings of any labor union to organize any non-union employees of the Company or any of the Subsidiaries.

       SECTION 4.18. TRANSACTIONS WITH AFFILIATES. Except as disclosed in
Schedule 4.18 or the SEC reports filed prior to the date of this Agreement, no present or former affiliate of the Company has, or since March 31, 2000 has had,
(i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of the Subsidiaries, (ii) business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of the Subsidiaries) or (iii) an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries.

       SECTION 4.19. OFFER DOCUMENTS; PROXY STATEMENT. The Schedule 14D-9 will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to written information supplied by Parent or Purchaser specifically for inclusion in the
Schedule 14D-9. The proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to Parent Information. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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       SECTION 4.20. BROKERS. No broker, finder or investment banker (other than
Alliant) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete copies of all agreements and other arrangements between the Company and Alliant.

       SECTION 4.21. CONTROL SHARE ACQUISITION. Section 203 of the Delaware Code nor any other "fair price", "moratorium", "control share acquisition", "interested stockholder" or similar antitakeover statute or regulation enacted under Delaware Law applicable to the Company or any of its Subsidiaries is applicable to the Offer, the Merger, this Agreement, the Stockholders Agreement or any of the transactions contemplated by this Agreement or the Stockholders Agreement.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

       SECTION 5.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING. From the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company shall, and shall cause each of the Subsidiaries, to (i) carry on its respective businesses in the ordinary course,
(ii) use all reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees, (iii) use all reasonable best efforts to preserve its relationships with customers, suppliers and other Persons with which it has business dealings,
(iv) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business and (v) maintain in full force and effect all Authorizations necessary for such business. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement, (y) set forth in Schedule 5.1 or (z) approved in writing by Parent, in its sole discretion, requests for which shall be made pursuant to the provisions of Section 9.2, the Company shall not, and shall cause each of the Subsidiaries not to:

       (a) amend its certificate of incorporation or by-laws or similar organizational documents or change the number of directors constituting its entire board of directors;

       (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or (C) of its other securities, other than Shares issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof; or (iii) split, combine or reclassify any of its outstanding capital stock or other equity interests;

       (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, except purchases in the ordinary course of business consistent with past practice in an amount not involving more than $50,000;

       (d) authorize or make any single capital expenditure in excess of $50,000 or capital expenditures in excess of $300,000 in the aggregate;

       (e) except in the ordinary course of business, amend or terminate any Company Material Contract, or waive, release or assign any material rights or claims;

       (f) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business and consistent with past practice;

       (g) (i) enter into any employment, consulting or severance agreement with or, except in accordance with the existing policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any Subsidiary; or (ii) hire or agree to hire any new or additional key employees or officers;

       (h) except as required to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Employee Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice in an amount not to exceed 3% in the aggregate, employee, (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

       (i) (i) incur or assume any long-term debt, or except in the ordinary course of business in amounts consistent with past practice, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees in accordance with past practice); (v) settle any claims other than in the ordinary course of business, in accordance with past practice, and without admission of liability; or (vi) enter into any material commitment or transaction;

       (j) make, revoke or change the accounting methods, including accounting methods with respect to Taxes, used by it unless required by generally accepted accounting principles;

       (k) make any Tax election or settle or compromise any Tax liability;

       (l) (i) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $50,000 or (ii) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such other claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or (B) of any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

       (m) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

       (n) permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

       (o) take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken, or would result in any of the conditions set forth in Annex I hereto or the conditions set forth in Article VII hereof not being satisfied; or

       (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

       SECTION 5.2. NO SOLICITATION. (A) The Company shall not, and it shall cause the Subsidiaries and the officers, directors, employees, agents and representatives of the Company or any of the Subsidiaries (collectively, the "Company Representatives") not to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Board of Directors, prior to the adoption of this Agreement at the Company Stockholders' Meeting, from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel regarding the nature of the fiduciary duties of the Board of Directors under applicable law, is required under applicable law, provided that the Company may not, except as permitted by Section 5.2(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Offer or the Merger, or Parent's acquisition of Shares pursuant to the Stockholders Agreement, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions similar to the Confidentiality Agreement, dated August 10, 2001 (the "Confidentiality Agreement"), between the Company and Parent (provided that such confidentiality agreements may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted an unsolicited bona fide written Takeover Proposal which the Board of Directors reasonably believes will lead to a Superior Proposal; and (y) Board of Directors determines in good faith, based upon advice of outside counsel regarding the nature of the fiduciary duties of the Board of Directors under applicable law, that such action is required to discharge the Board's fiduciary duties to the Company's stockholders under Delaware law. The Company shall not release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

       The Company will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company after the date hereof, and the Company will promptly (but in any event within one business day) communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person which was not previously provided to Parent. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) to any such Takeover Proposal.

       As used in this Agreement, the following terms have the meanings set forth below:

       "Superior Proposal" means an unsolicited bona fide written proposal by a Third Party to acquire, directly or indirectly, for consideration consisting solely of cash and/or marketable securities, all the Shares then outstanding or all or substantially all of the assets of the Company, and (i) otherwise on terms which the Board of Directors determines in good faith to be more favorable and provide greater value to the Company's stockholders than the Offer and the Merger (based on advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger), (ii) for which financing, to the extent required, is then committed, (iii) which, in the good faith reasonable judgment of the Board of Directors of the Company, is reasonably likely to be consummated without undue delay and (iv) which is not subject to materially more conditions than those set forth in Annex I hereto.

       "Takeover Proposal" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its Subsidiaries or 15% or more of any class of equity securities of the Company or any of the Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of the Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either the Company or any of the Subsidiaries.

       "Third Party" means any Person or group other than Parent, Purchaser or any affiliate thereof.

       (b) Except as set forth in this Section 5.2(b), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, including the Offer or the Merger, or Parent's acquisition of Shares pursuant to the Stockholders Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Offer or the Merger, or Parent's acquisition of Shares pursuant to the Stockholders Agreement, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) the Company shall have received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Board of Directors shall have determined in good faith, based upon advice of outside counsel regarding the nature of the fiduciary duties of the Board of Directors under applicable law, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under Delaware law,
(C) at least three business days shall have passed following Parent's receipt of written notice from the Company advising Parent that the Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms and (D) the Company shall have terminated this Agreement pursuant to
Section 8.1(c)(i) and paid the Termination Fee as provided in Section 8.2(b).

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                                  ARTICLE VI.

                              ADDITIONAL AGREEMENTS

       SECTION 6.1. PROXY STATEMENT. To the extent stockholder approval of this Agreement is required by law, the Company shall prepare a preliminary Proxy Statement relating to the Company Stockholders' Meeting and a form of proxy for use at the Company Stockholders' Meeting relating to the vote of the holders of the Company Common Stock with respect to the Merger, this Agreement and the transactions contemplated hereby. The Company shall cause the preliminary Proxy Statement to be filed with the SEC at the earliest practicable date following consummation of the Offer. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall use its commercially reasonable efforts to respond to the comments of the SEC and, to the extent comments of the SEC relate to Parent or Purchaser, Parent and Purchaser shall use their commercially reasonable efforts to respond to the comments of the SEC. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC, and Parent and Purchaser shall provide the Company with such information about them as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file with the SEC the definitive Proxy Statement and the Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable. The Company shall cause the Proxy Statement to be mailed to record holders of the Company Common Stock as promptly as practicable after clearance by the SEC. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's stockholders approve this Agreement and the Merger.

       SECTION 6.2. MEETING OF STOCKHOLDERS OF THE COMPANY. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the Delaware Code and the Company Charter and Company By-laws to convene the Company Stockholders' Meeting, if such meeting is required. Parent and Purchaser agree to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Purchaser or any subsidiary of Parent, or with respect to which Parent, Purchaser or any subsidiary of Parent exercise voting control, to be voted in favor of the approval and adoption of the Merger and this Agreement. The stockholder vote required for approval of the Merger will be no greater than that set forth in the Delaware Code. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by the Delaware Code to effect the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding Shares on a fully diluted basis, and provided that the conditions set forth in Article VII shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the Delaware Code.

       SECTION 6.3. COMPLIANCE WITH LAW. Each of the Company, Parent and Purchaser will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

       SECTION 6.4. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time or (B) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date Parent purchases Shares pursuant to the Offer and (ii) any failure of the Company, or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 6.4 shall not limit or otherwise affect the remedies available hereunder to Parent.

       SECTION 6.5. ACCESS TO INFORMATION. From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall promptly furnish Parent and Purchaser with (a) all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and (b) a copy of each report, schedule and other document filed or received by the Company or any of the Subsidiaries during such period pursuant to the requirements of applicable securities laws. Parent, Purchaser and each of their respective representatives shall use reasonable efforts to conduct any activities pursuant to this Section
6.5 in a manner that does not interfere in any material respect with the management and conduct of the Company's operations.

       SECTION 6.6. PUBLIC ANNOUNCEMENTS. Until the earlier of the termination of this Agreement or the date of acceptance for payment of and payment for Shares by Purchaser in the Offer, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement before such consultation, except as may be required by law.

       SECTION 6.7. REASONABLE BEST EFFORTS; COOPERATION. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to cause all conditions to the Offer to be satisfied and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. The Company will give (or will cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain prior to the Effective Time any consents from third parties necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

       SECTION 6.8. AGREEMENT TO DEFEND AND INDEMNIFY.

       (a) It is understood and agreed that, subject to the limitations on indemnification contained in the Delaware Code, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall for a period of six years following the Effective Time, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any of its Subsidiaries including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring at or prior to the Effective Time, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and PROVIDED FURTHER, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this
Section 6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy (a copy of which policy has been provided to Parent) on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, HOWEVER, that if the aggregate annual premiums for such insurance at any time during such period exceed the per annum rate of premium paid by the Company for such insurance as of the date of this Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 200% of such per annum rate as of the date of this Agreement. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Company Charter and Company By-Laws for a period of not less than six years following the Effective Time. This Section 6.8 shall survive the consummation of the Merger. Notwithstanding anything in this Section 6.8 to the contrary, neither the Company nor the Surviving Corporation shall have any obligation under this Section

6.8 to indemnify any Indemnified Party against any cost, expense, judgment, fine, loss, claim, damage, liability or settlement amount found to have resulted solely from such Indemnified Person's own gross negligence or willful misconduct. This covenant shall survive any termination of this Agreement pursuant to Section 8.1 hereof. Notwithstanding Section 9.7 hereof, this Section
6.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

       (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

       SECTION 6.9. STATE TAKEOVER LAWS. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Offer, the Merger, this Agreement or the Stockholders Agreement or any of the transactions contemplated by this Agreement or the Stockholders Agreement, the Company shall promptly take all reasonable action necessary to render such statute or regulation inapplicable to all of the foregoing.

       SECTION 6.10. EMPLOYEE MATTERS.

       (a) Simultaneously with the Merger, the Surviving Corporation shall assume all employment agreements and termination benefit agreements and arrangements which are in effect at the Company on the date hereof. The Company and Parent agree to cooperate and take such reasonable actions as may be required to effect an orderly transition of benefits coverage under the Company's 401(k) plan. As of the Effective Time, Parent shall cause the Surviving Corporation to honor and satisfy all obligations and liabilities with respect to the Company Employee Benefit Plans. Notwithstanding the foregoing, the Surviving Corporation shall not be required to continue any particular Company Employee Benefit Plans after the Effective Time, and any Company Employee Benefit Plan may be amended or terminated in accordance with its terms and applicable law. To the extent that any Company Employee Benefit Plan is amended or terminated after the Effective Time so as to reduce the benefits that are then being provided with respect to participants thereunder, Parent shall arrange for each individual who is then a participant in such terminated or amended plan to participate in a comparable benefit plan maintained by Parent or any of its affiliates in accordance with the eligibility criteria thereof, provided, that (i) such participants shall receive full credit for years of service with the Company or any Subsidiary prior to the Merger for purposes of eligibility and vesting but excluding benefit accrual or the amount of benefits and (ii) such participants shall participate in Parent or Parent affiliate benefit plans on terms no less favorable than those offered by Parent to similarly situated employees of Parent.

       (b) As soon as practicable following the date hereof, but in no event later than the consummation of the Offer, the Company's Board of Directors will take action terminating the Company's 401(k) Plan. All required regulatory filings relating to such termination will be made following the Merger and shall not be required prior to the consummation of the Offer or the Merger.

       SECTION 6.11. PARENT UNDERTAKING. Prior to the Effective Time, Parent shall be responsible for and shall cause Purchaser to perform all of its obligations under this Agreement in a timely manner.

                                  ARTICLE VII.

                              CONDITIONS OF MERGER

       SECTION 7.1. CONDITIONS FOR EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

       (a) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares tendered pursuant to the Offer;

       (b) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by the Delaware Code or the Company Charter; and

       (c) No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

       SECTION 7.2. CONDITIONS FOR OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

       (a) The representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) shall be accurate, except where such inaccuracies (considered collectively) would not be reasonably likely to have a Material Adverse Effect, in each case as if such representations and warranties were made at the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

       (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time;

       (c) All governmental consents, orders and approvals required for the consummation of the Merger (including, without limitation, all such consents, orders and approvals as are necessary to prevent any Authorization from being revoked, suspended or otherwise adversely affected, and to prevent any penalty from being imposed) shall have been obtained and shall be in effect.

                                 ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER

       SECTION 8.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

       (a) By the mutual written consent of Parent and the Company; or

       (b) By either of Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

       (c) By the Company:

              (i) if the Company has approved a Superior Proposal in accordance with Section 5.2(b), provided the Company has complied in all material respects with the provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee (as defined below); or

              (ii) if the Offer shall have expired or have been withdrawn or terminated without Parent or Purchaser, as the case may be, purchasing any shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Company is in material breach of this Agreement; or

              (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to 15 business days following the date of the initial public announcement of the Offer; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company is in material breach of this Agreement; or

              (iv) if (A) any of the representations and warranties of Parent and Purchaser set forth herein (without giving effect to any materiality or material adverse effect qualifications contained therein) shall fail to be accurate, except where such inaccuracies (considered collectively) would not be reasonably likely to have a material adverse effect on the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement, in each case as of a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be true and correct as of such date), or (B) Parent or Purchaser shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (A) or (B), is not curable or, if curable, is not cured by the earlier of (x) ten business days following written notice thereof to Parent from the Company and (y) the scheduled expiration of the Offer; or

       (d) By Parent or Purchaser:

              (i) if prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have approved a Takeover Proposal; or

              (ii) if Parent or Purchaser shall have terminated the Offer without Parent or Purchaser purchasing any Shares thereunder, provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent or Purchaser is in material breach of this Agreement; or

              (iii) if, other than as a result of a breach by either Parent or Purchaser of its obligations hereunder, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to 15 business days following the date of the initial public announcement of the Offer; or

              (iv) if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member shall have acquired (with the consent of the Board of Directors) beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares; or

              (v) if the Company receives a Takeover Proposal from any Person (other than Parent or Purchaser) that is publicly disclosed and the Board of Directors takes a neutral position or makes no recommendation with respect to such Takeover Proposal after a reasonable amount of time (and in no event more than ten business days following such receipt) has elapsed for the Board of Directors to review and make a recommendation with respect to such Takeover Proposal; or

              (vi) if the Company, or any of the Company Representatives, shall take any of the actions described in clauses (i) or (ii) of Section 5.2(a) hereof, regardless of whether such action is permitted by this Agreement; or

              (vii) if (A) any of the representations and warranties of the Company set forth herein (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) shall fail to be accurate, except where such inaccuracies (considered collectively) would not be reasonably likely to have a Material Adverse Effect, in each case as of a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be true and correct as of such date), or (B) the Company shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (A) or (B), is not curable or, if curable, is not cured by the earlier of (x) ten business days following written notice thereof to the Company from Parent and (y) the scheduled expiration of the Offer.

       SECTION 8.2. EFFECT OF TERMINATION. (A) In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in
Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of this Article VIII and as provided in
Section 9.1 and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

       (b) If (x) Parent or Purchaser terminates this Agreement pursuant to
Section 8.1(d)(i), 8.1(d)(iv) or 8.1(d)(v) or (y) the Company terminates this Agreement pursuant to Section 8.1(c)(i), then in each case, the Company shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to $2,000,000 (the "Termination Fee"). In addition, (i) if this Agreement is terminated by Parent or Purchaser pursuant to Section 8.1(d)(ii) or 8.1(d)(vi) or by the Company pursuant to Section 8.1(c)(ii) and at the time of such termination, Parent is not in material breach of this Agreement and the Minimum Condition has not been satisfied and (ii) if the Company shall thereafter, within 18 months after such termination, enter into an agreement with respect to a Takeover Proposal (and provided further, as to a termination pursuant to Section 8.1(d)(vi) only, that such Takeover Proposal is being made by the Person (or an affiliate thereof) with whom the Company participated in discussions in connection with such termination), then the Company shall pay the Termination Fee concurrently with entering into any such agreement.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

       SECTION 9.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except as provided in Section 8.2 and except that the agreements set forth in Article II and Section 6.8 shall survive the Effective Time indefinitely and those set forth in Article VIII and Article IX shall survive termination indefinitely.

       SECTION 9.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, confirmation received, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

              (a)    if to Parent or Purchaser

                     Information Holdings Inc.
                     2777 Summer Street
                     Suite 209
                     Stamford, CT 06905
                     Attention: Vincent Chippari
                     Facsimile: (203) 961-1431

                     With a copy to:

                     Willkie Farr & Gallagher
                     787 Seventh Avenue
                     New York, New York  10019
                     Attention: Steven J. Gartner, Esq.
                     Facsimile: (212) 728-8111

              (b)    if to the Company:

                     Liquent, Inc.
                     1300 Virginia Drive
                     Suite 125
                     Ft. Washington, PA  19034
                     Attention: Christopher Meshginpoosh
                     Facsimile: (215) 619-6481

                     With a copy to:

                     Morgan, Lewis & Bockius LLP
                     1701 Market Street
                     Philadelphia, PA  19103
                     Attention:  Stephen M. Goodman, Esquire
                     Facsimile:  (215) 963-5299

       SECTION 9.3. EXPENSES. Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

       SECTION 9.4. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

       (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

       (b) "business day" means any day other than a day on which banks in New York, New York are required or authorized to be closed;

       (c) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

       (d) "knowledge" means the knowledge of those persons listed on Schedule 9.4; and

       (e) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

       SECTION 9.5. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       SECTION 9.6. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

       SECTION 9.7. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder, other than Section 6.8 which are intended to be for the benefit of and shall be enforceable by the current and former employees, officers and directors of the Company and its Subsidiaries and their heirs and representatives.

       SECTION 9.8. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

       SECTION 9.9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

       SECTION 9.10. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by Parent and Purchaser, and by action taken by the Board of Directors of the Company at any time before the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

       SECTION 9.11. WAIVER. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

       SECTION 9.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

       IN WITNESS WHEREOF, the Company, Parent and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        LIQUENT, INC.


                                        By:  /s/ R. Richard Dool
                                            ------------------------------------
                                            Name:  R. Richard Dool
                                            Title: Chief Executive Officer


                                        INFORMATION HOLDINGS INC.


                                        By:  /s/ Vincent A. Chippari
                                            ------------------------------------
                                            Name:  Vincent A. Chippari
                                            Title: Executive Vice President
                                                   and Chief Financial Officer


                                        FLUID ACQUISITION CORP.


                                        By:  /s/ Vincent A. Chippari
                                            ------------------------------------
                                            Name:  Vincent A. Chippari
                                            Title: Vice President

                                                                         ANNEX I


       CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, when taken together with the Shares, if any, beneficially owned by Parent and its subsidiaries, represents at least a majority of the number of shares of Company Common Stock outstanding on a fully diluted basis (the "Minimum Condition") or (ii) at any time after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur and be continuing or conditions exists:

              (a) there shall be an injunction or other order, decree, judgment or ruling issued or threatened by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated, taken or threatened by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by this Agreement or the Stockholders Agreement, (ii) prohibits or restricts or seeks to prohibit or restrict the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's or any of its Subsidiary's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes or seeks to impose material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Parent on all matters properly presented to the stockholders of the Company, (iv) imposes or seeks to impose any material limitations on the ability of Parent or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its Subsidiaries or (v) seeks to obtain from the Company, Parent or Purchaser material damages as a result of this Agreement or the Stockholders Agreement; or

              (b) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

              (c) there shall have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely to have a Material Adverse Effect; or

              (d) any of the representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) shall not be accurate, except where such inaccuracies (considered collectively) would not be reasonably likely to have a Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination;

              (e) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

              (f) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by an government or Governmental Entity, on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States and Parent shall have determined that there is a reasonable likelihood that such event would have a material adverse significance to Parent and its subsidiaries, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

              (g) the Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Offer, the Merger and Parent's acquisition of Shares pursuant to the Stockholders Agreement, (ii) recommended a Takeover Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, this Agreement or the Merger; or

              (h) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares;

which, in the reasonable judgment of Parent with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares.

       The foregoing conditions are for the sole benefit of Parent and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Purchaser and subject to the terms of this Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.








                                      -3-